Exhibit 99.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made as of January 5, 2010 between QuadraMed Corporation, a Delaware corporation with offices at 12110 Sunset Hills Road, Suite 600, Reston, Virginia 20190 (“Company”), and Thomas J. Dunn, an individual residing at [ADDRESS] (“Employee”).

DEFINITIONS

Definitions. For purposes of this Agreement, the following definitions will be in effect:

“Board” means the Board of Directors of the Company.

“Change in Control” means:

(i) a merger or acquisition in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the Company’s state of incorporation or to create a holding company;

(ii) a sale, transfer or other disposition of all or substantially all of the assets of the Company;

(iii) a transfer of all or substantially all of the Company’s assets pursuant to a partnership or joint venture agreement or similar arrangement where the Company’s resulting interest is less than fifty percent (50%);

(iv) any reverse merger in which the Company is the surviving entity but in which fifty percent (50%) or more of the Company’s outstanding voting stock is transferred to holders different from those who held the stock immediately prior to such merger;

(v) on or after the Effective Date, a change in ownership of the Company through an action or series of transactions, such that any person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the securities of the combined voting power of the Company’s outstanding securities; or

(vi) a majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of such appointment or election, provided, however, that none of the Contemplated Transactions shall constitute a Change in Control.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” means QuadraMed Corporation, a Delaware corporation.

“Compensation Committee” means the Compensation Committee of the Board.

“Contemplated Transactions” means the transactions contemplated by the Merger Agreement, including, without limitation, the merger of Merger Sub with and into the Company.

“Effective Date” means January 5, 2010, or such other date on which Employee’s service to the Company shall actually commence.

“Employee” means Thomas J. Dunn.

“Employee Benefit Plan” shall have the meaning given the term under Section 3 of ERISA.

“Employment Period” means the period of Employee’s employment with the Company governed by the terms and provisions of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as in effect from time to time.

“Involuntary Termination” means the termination of the Employee’s employment with the Company:

(i) involuntarily due to (1) the independent exercise of the Company’s unilateral authority to terminate the Employee’s services (other than due to the Employee’s implicit or explicit request), where the Employee was willing and able to continue performing such services, or (2) the Company’s failure to renew this Agreement pursuant to Section 5, provided that the Employee was willing and able to execute a new contract providing terms and conditions substantially similar to those in the expiring contract and to continue providing such services; or

(ii) voluntarily provided that (1) such termination occurs within ninety (90) days of the initial existence of one or more of the following events without Employee’s written concurrence: (a) a change in Employee’s position with the Company or any successor which materially reduces Employee’s level of responsibility, (b) a material reduction in Employee’s base compensation (including base salary, fringe benefits and any non discretionary bonuses or other incentive payments earned pursuant to objective standards or criteria) or (c) a relocation of Employee’s principal place of employment by more than forty-five (45) miles from Reston, Virginia, and (2) the Employee provides notice to the Company of the existence of the condition described in clause (1) within forty-five (45) days of the initial existence of the condition, upon the notice of which the Company must be provided a period of at least thirty (30) days during which it may remedy the condition and not be required to pay any severance amount, if applicable.

Notwithstanding the foregoing, none of (i) the execution of the Merger Agreement (or any other agreement entered into in connection with the Contemplated Transactions), (ii) the consummation of the Contemplated Transactions, (iii) the abandonment or other failure of the Contemplated Transactions to be consummated or (iv) any change in Employee’s position that materially reduces Employee’s level of responsibility and that results directly and primarily from (x) the delisting of the Company’s common shares from The Nasdaq National Stock Market, (y) the termination of the Company’s obligation to file periodic and current reports with the Securities and Exchange Commission or (z) the Company’s status as a wholly-owned subsidiary of Parent upon the consummation of the Contemplated Transactions will constitute grounds for Employee’s voluntary termination of the Employee’s employment with the Company as a result of an Involuntary Termination.

“Merger Agreement” means that the Agreement and Plan of Merger, dated as of December 7, 2009, by and among the Company, Parent and Merger Sub.

“Merger Sub” means Bavaria Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent.

“Option” means the stock options granted to Employee as provided in Section 5 below.

“Parent” means Bavaria Holdings Inc., a Delaware corporation.

“Term” means the term beginning on the Effective Date and ending on the first anniversary thereof, subject to the provisions of Section 3.

“Termination for Cause” means an Involuntary Termination of Employee’s employment for (i) one or more acts of fraud, embezzlement, misappropriation of proprietary information, misappropriation of the Company’s trade secrets or other confidential information, a breach of Employee’s fiduciary duties to the Company or any other misconduct adversely affecting the business reputation of the Company in a material manner; or (ii) Employee’s failure to adhere in any material way to any written Company policy material to the Company, including the Proprietary Information and Non-Competition Agreement, or the terms of this Agreement or Employee’s failure to perform the material duties of Employee’s position following written notice from the Company describing the failure and a reasonable opportunity to cure such failure, if such failure is susceptible of cure.

TERMS AND CONDITIONS OF EMPLOYMENT

The following terms and conditions will govern Employee’s employment with the Company throughout the Employment Period and will also, to the extent expressly indicated below, remain in effect following Employee’s cessation of employment with the Company.

1. Employment and Duties. The Company shall employ Employee as an executive officer in the position of Senior Vice President, Sales and Marketing, and Employee’s principal place of employment shall be at the Company’s offices located in Reston, Virginia. Employee agrees to continue in such employment for the duration of the Employment Period and to perform in good faith and to the best of Employee’s ability all services which may be required of Employee in Employee’s executive position and render such services at all reasonable times and places in accordance with reasonable directives and assignments issued by the Board and the Company’s Chief Executive Officer. During Employee’s Employment Period, Employee will devote Employee’s full time and effort to the business and affairs of the Company within the scope of Employee’s executive office.

2. At Will Employee. The Company hereby employs the Employee, and the Employee hereby accepts employment by the Company, upon the terms and conditions set forth in this Agreement. Employee shall be an employee “at will,” terminable at any time by the Company for cause or without cause.

3. Term: Automatic Extension: Etc. The initial term of this Agreement shall be one (1) year from the Effective Date. Commencing on the first anniversary of the Effective Date, and on each succeeding anniversary, the term of this Agreement shall automatically be extended for one (1) additional year unless, not less than thirty (30) days preceding such anniversary date, either party to this Agreement shall have given written notice to the other party pursuant to Section 25 that such party will not extend the term of this Agreement.

4. Compensation.

A. Company will pay Employee a signing bonus of Twenty Five Thousand Dollars ($25,000.00) within three (3) business days following the Effective Date.

B. For the initial term of this Agreement, Employee’s base salary will be paid at the annual rate of Two Hundred Forty Thousand ($240,000.00) Dollars. Employee’s annual rate of base salary may be increased each calendar year by the Compensation Committee and/or Board. Employee’s next annual base salary review shall occur no earlier than April 1, 2010.

C. Employee’s base salary will be paid at periodic intervals in accordance with the Company’s payroll practices for salaried employees.

D. Starting with the 2010 calendar year, Employee shall be eligible for an incentive compensation bonus of up to thirty-seven and one-half (37.5%) percent of Employee’s then-current annual rate of base salary. Employee’s incentive compensation bonus and timing of its payment will be in accordance with the Company’s prior practices with respect to its executive officers; provided, however, that any incentive compensation bonus will not be paid later than the 15th day of the third month following the end of the Company’s first taxable year in which the Employee’s right to the payment is no longer subject to a substantial risk of forfeiture. All bonuses pursuant to this paragraph are subject to final approval by the Compensation Committee.

E. Starting with the 2010 calendar year, Employee shall be eligible for sales commissions under the Company’s Sales Compensation Plan or any replacement commission plan (the “Sales Compensation Plan”) and shall receive $150,000 annually, or such higher amount as the Chief Executive Officer, Compensation Committee and/or Board may determine in their sole discretion, in the event that “on target” sales are achieved under such Sales Compensation Plan. Employee shall earn commissions on the last day of the month following the month for which the sales bookings are recorded; provided, however, that any commissions will not be paid later than the 15th day of the third month following the end of the Company’s first taxable year in which the Employee’s right to the payment is no longer subject to a substantial risk of forfeiture.

F. Employee may also be eligible for additional discretionary bonuses based on the achievement of certain specified goals established by the Chief Executive Officer or the Board. Any award for such a bonus will be recommended to the Board’s Compensation Committee by the Chief Executive Officer of the Company. All bonuses pursuant to this paragraph are subject to final approval by the Board’s Compensation Committee. Any bonuses paid pursuant to this paragraph will not be paid later than the 15th day of the third month following the end of the Company’s first taxable year in which the Employee’s right to the payment is no longer subject to a substantial risk of forfeiture.

G. The Company will deduct and withhold, from the compensation payable to Employee hereunder, any and all applicable federal, state and local income and employment withholding taxes and any other amounts required to be deducted or withheld by the Company under applicable statute or regulation.

5. Stock Options. On the Effective Date, the Company will grant Employee non-qualified stock options to purchase a total of Seventy Thousand (70,000) shares of Common Stock in the Company at an exercise price equal to the closing price of the Company’s Common Stock as of the Effective Date, or the last trading day immediately preceding the Effective Date if the Effective Date is not a trading day (the “Options”). These Options will be subject to vesting over a four-year period with twenty-five percent (25%) of such Options vesting upon the first anniversary of the Effective Date and the remaining seventy-five percent (75%) of such Options vesting in a series of thirty-six (36) equal monthly installments after the first anniversary of the Effective Date, provided Employee remains employed by the Company through such vesting dates. The Options shall otherwise be subject to the terms and conditions contained in the Inducement Stock Option Agreement dated the date hereof between the Employee and the Company (the “Inducement Stock Option Agreement”).

6. Expense Reimbursement. Employee will be entitled to reimbursement from the Company for all customary, ordinary and necessary business expenses incurred by Employee in the performance of Employee’s duties hereunder; provided that Employee furnishes the Company with vouchers, receipts and other substantiation of such expenses in accordance with Company policies.

7. Fringe Benefits. During the Employment Period, Employee will be eligible to participate in any group life insurance plan, group medical and/or dental insurance plan, accidental death and dismemberment plan, short-term disability program and other employee benefit plans, including profit sharing plans, cafeteria benefit programs and stock purchase and option plans, which are made available to executives and for which Employee qualifies.

8. Paid Time Off (PTO). Employee will accrue four (4) weeks of PTO benefits during each calendar year of the Employment Period in accordance with the Company policy in effect for executive officers.

9. Death or Disability.

A. Upon Employee’s death or permanent disability during the Employment Period, the employment relationship created pursuant to this Agreement will immediately terminate and no further compensation will become payable to Employee pursuant to Section 4. In connection with such termination by reason of death, the Company will only be required to pay Employee (or Employee’s estate) any unpaid compensation earned under Section 4 for services rendered through the date of Employee’s death. In connection with such termination by reason of permanent disability, the Company will be required to pay to Employee any unpaid compensation earned under Section 4 for services rendered through the date of Employee’s permanent disability, together with any income continuation payments provided Employee under any disability income/insurance policies or programs funded by the Company on Employee’s behalf.

B. Employee will be deemed permanently disabled if Employee is so characterized pursuant to the terms of the Company’s disability policies or programs applicable to Employee from time to time, or if no such policy is applicable, if Employee is unable to perform the essential functions of Employee’s duties for physical or mental reasons for one hundred twenty (120) consecutive days, or one hundred eighty (180) days during any twelve (12) month period.

C. Upon death or permanent disability of Employee, the relevant terms of the Inducement Stock Option Agreement will apply.

10. Severance Benefits. Notwithstanding anything herein to the contrary, Employee will be entitled to receive only the severance benefits specified below in the event there should occur a termination of Employee’s employment:

A. Involuntary Termination. If Employee is terminated by reason of an Involuntary Termination (other than a Termination for Cause), Employee will be entitled to the severance and welfare benefits described below in this Section 10.A., as follows:

(i) the Company will make a severance payment to Employee in an aggregate amount equal to the sum of twelve (12) months of the Employee’s then-current annual rate of base salary spread in installments over the Company’s payroll schedule over a twelve (12) month period following the date of Employee’s Involuntary Termination; provided, however, that in no event will the amounts described in this Section 10.A.i. be paid later than the last day of the second taxable year of the Company following the taxable year in which the Employee’s Involuntary Termination occurs, and provided, however, that, to the extent the amounts described in this Section 10.A.i. exceed the amount specified in Treasury Regulations Section 1.409A-1(b)(9)(iii)(A), such excess will be paid no later than the 15th day of the third calendar month following the end of the Company’s taxable year in which Employee’s Involuntary Termination occurs; and

(ii) subject to the conditions set forth in this Section 10.A.ii., the Company will make a payment to Employee equal to the incentive compensation bonus payable to Employee under the Company’s Incentive Compensation Plan or any bonus plan that has replaced such plan (the “ICP”) in respect of the year during which such Involuntary Termination occurred; provided, however, that such bonus amount (if any) shall:

(a) be pro-rated through the date of Employee’s Involuntary Termination (e.g., if the date of Involuntary Termination is June 30, the maximum amount payable under this Section would be 50% of the Employee’s incentive bonus otherwise payable under the ICP);

(b) be calculated as if Employee achieved 100% performance of his individual goals (if any) under the ICP in the year of his Involuntary Termination;

(c) be dependent and calculated based upon the Company’s achievement (if any) of its financial performance and/or other targets set forth for the ICP in the year of Employee’s Involuntary Termination;

(d) be paid (if paid) in a lump sum at such time as the Company shall make payments to other eligible employees under the ICP as if Employee were still employed with the Company on the date of payment; provided, however, that in no event will the amounts in this Section 10.A.ii. be paid later than the 15th day of the third calendar month following the end of the Company’s taxable year in which Employee’s Involuntary Termination occurs.

Notwithstanding the foregoing and for the avoidance of doubt, no payment shall be made to Employee under this Section 10.A.ii. if the Company fails to meet the minimum financial performance and/or other targets under the ICP in the year during which Employee is Involuntarily Terminated.

(iii) for a period of twelve (12) months, the Company shall provide Employee (and Employee’s dependents, as applicable) with the same health benefits to which Employee (and Employee’s dependents, as applicable) was entitled as an employee immediately before the Involuntary Termination. To the maximum extent permitted by applicable law, the benefits provided under this Section 10.A.iii. shall be in discharge of any obligations of the Company or any rights of Employee under the benefit continuation provisions under Section 4980A of the Code and Part VI of Title I of ERISA (“COBRA”) or any other legislation of similar import. Notwithstanding the foregoing, nothing in this Section 10.A.iii. shall be construed to guarantee Employee life insurance or disability insurance after the date of Involuntary Termination.

(iv) the Company shall provide Employee with the rights and benefits, if any, provided him under the plans and programs of the Company in which Employee was participating immediately before the Involuntary Termination, as determined in accordance with the applicable terms and provisions of such plans and programs of the Company, including, but not limited to, terms relating to the payment of benefits to plan participants following the termination of their employment.

(v) the Company shall pay Employee any earned, but unpaid, bonus in respect of the ICP for the year prior to the year of the Involuntary Termination, which shall be paid in accordance with the terms and provisions of the ICP and in respect of Employee’s performance of his individual goals (if any) under such ICP.

B. Severance and Welfare Benefits after Change in Control. If Employee is terminated by reason of an Involuntary Termination (other than a Termination for Cause) in connection with or within six (6) months following a Change in Control, Employee will be entitled to the severance and welfare benefits described below in this Section 10.B. These benefits are in lieu of any entitlement to severance and welfare benefit continuation under any preceding subsection or subsections of this Section 10, but in addition to any entitlements arising under other provisions of this Agreement. These benefits are as follows:

(i) A severance payment, payable in one lump sum within thirty days (30) days of the date of such an Involuntary Termination, in an aggregate amount equal to:

(a) twelve (12) months of Employee’s then-current annual rate of base salary and

(b) the maximum incentive compensation bonus payable to Employee under the Company’s Incentive Compensation Plan, or such bonus plan that has replaced such plan (the “ICP”) for the entire year in which the Involuntary Termination occurred. For the avoidance of doubt, such amount shall be calculated as if both Employee and the Company had achieved 100% of their respective goals and targets under the ICP in the year of his Involuntary Termination;

provided, however, that Employee may elect, in his sole discretion, to have the severance benefit payable pursuant to this Section 10.B.i. paid in installments over the Company’s payroll schedule over a twelve (12) month period following the date of his Involuntary Termination; provided further, however, that in no event will any amounts in this Section 10.B.i. be paid later than the 15th day of the third calendar month following the end of the Company’s taxable year in which Employee’s Involuntary Termination occurs.

(ii) For a period of twelve (12) months Employee (and his dependents, if otherwise eligible) shall be provided by the Company with the same health plan participation to which he was entitled to as an employee of the Company immediately before his Involuntary Termination (excluding, however, any severance plan benefits). In the event that under applicable law or the terms of any relevant Employee Benefit Plan such participation, benefits and/or coverage cannot be provided under an existing Company Employee Benefit Plan, such coverage and/or benefits shall be provided directly by the Company pursuant to this Agreement on a comparable basis. In its sole discretion, the Company may obtain such coverage and benefits through private insurance acquired at the Company’s expense. To the maximum extent permitted by applicable law, any benefit coverage provided pursuant to this paragraph shall be in discharge of any obligations of the Company or any rights of Employee and his dependents under the benefit continuation provisions under COBRA or any other legislation of similar import. Notwithstanding the foregoing, nothing in this Section 10.B.ii. shall be construed to guarantee Employee life insurance or disability insurance after the date of Involuntary Termination.

(iv) the Company shall provide Employee with the rights and benefits, if any, provided him under the plans and programs of the Company in which Employee was participating immediately before the Involuntary Termination, as determined in accordance with the applicable terms and provisions of such plans and programs of the Company, including, but not limited to, terms relating to the payment of benefits to plan participants following the termination of their employment.

(v) the Company shall pay Employee any earned, but unpaid, bonus in respect of the ICP for the year prior to the year of the Involuntary Termination, which shall be paid in accordance with the terms and provisions of the ICP and in respect of Employee’s performance of his individual goals (if any) under such ICP.

C. Amendments in Connection with Section 409A. Notwithstanding anything to the contrary in this Section 10, the Company shall have the authority to amend this Agreement to the extent necessary to comply with Code Section 409A and the regulations issued pursuant thereto.

D. Release of Company. Receipt of severance and health benefits pursuant to this Section 10 shall be in lieu of all other amounts payable by the Company to Employee and in settlement and complete release of all claims Employee may have against the Company or its directors, officers, or shareholders, other than those arising out of the severance benefits due and payable under this Agreement and Employee’s rights under this Agreement.

Employee acknowledges and agrees that execution of a general release of claims by Employee in a form reasonably acceptable to the Company shall be a condition precedent to the Company’s obligation to pay severance benefits hereunder.

11. Restrictive Covenant. During the Employment Period, Employee will not directly or indirectly, whether for Employee’s own account or as an employee, director, consultant or advisor, provide services to any business enterprise other than the Company, unless otherwise authorized by the Company in writing.

12. Non-Solicitation and Non-Disparagement; Confidentiality; Ownership Rights. Employee will execute and be bound by all the terms and provisions of the Proprietary Information and Non-Competition Agreement, dated of even date herewith, which is incorporated in whole herein by this reference. Nothing in this document will be deemed to modify or affect Employee’s duties and obligations under such other agreement, which shall be deemed to be obligations under this Agreement.

13. Termination of Employment.

A. The Company (or any successor entity resulting from a Change in Control) may terminate Employee’s employment under this Agreement at any time for any reason, with or without cause, by providing Employee with at least seven (7) days prior written notice. However, such notice requirement will not apply in the event there is a Termination for Cause under subsection D below.

B. In the event there is a termination of Employee’s employment by reason of an Involuntary Termination of Employee’s employment with the Company (other than Termination for Cause) during the Term, Employee will become entitled to the benefits specified in Section 10 in addition to any unpaid compensation earned by Employee under Section 4.B. for services rendered prior to such termination.

C. Should Employee’s employment with the Company terminate by reason of Employee’s death or permanent disability during the Employment Period, no severance benefits will be payable to Employee under Section 10, and only the limited death or disability benefits provided under Section 9 will be payable.

D. The Company may at any time, upon written notice, terminate Employee’s employment hereunder for any act qualifying as a Termination for Cause or at any time following the expiration of the Term. Such termination will be effective immediately upon such notice.

E. Upon such Termination for Cause or at any time following the expiration of the Term, the Company will only be required to pay Employee any unpaid compensation earned by Employee pursuant to Section 4.B. for services rendered through the date of such termination, and no termination or severance benefits will be payable to Employee under Section 10.

14. Mitigation. Employee shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise and no future income earned by Employee from employment or otherwise shall in any way reduce or offset any payments due to Employee hereunder. The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish Employee’s existing rights which would accrue solely as a result of the passage of time, under any Company Employee Benefit Plan, “payroll practice” (as defined in ERISA), compensation arrangement, incentive plan, stock option or other stock-related plan.

15. Indemnification. The indemnification provisions for officers and directors under the Company’s Amended and Restated Certificate of Incorporation, Bylaws and any indemnification agreement between Employee and the Company will (to the maximum extent permitted by law) be extended to Employee, during the period following Employee’s Involuntary Termination, with respect to any and all matters, events or transactions occurring or effected during Employee’s Employment Period.

16. Choice of Law. The provisions of this Agreement will be construed and interpreted under the laws of the Commonwealth of Virginia, excluding such state’s conflicts of laws principles.

17. Injunctive Relief and Additional Remedy. Employee acknowledges that the injury that would be suffered by the Company as a result of a breach of the provisions of Sections 11 herein or the Proprietary Information and Non-Competition Agreement would be irreparable and that an award of monetary damages to the

Company for such a breach would be an inadequate remedy. Consequently, the Company will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement and the Company will not be obligated to post bond or other security in seeking such relief.

18. Representations and Warranties by Employee. Employee represents and warrants to the Company that the execution and delivery by Employee of this Agreement do not, and the performance by Employee of Employee’s obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to Employee or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which Employee is a party or by which Employee is or may be bound.

19. Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

20. Binding Effect; Delegation of Duties. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company, including, without limitation, any corporation or corporations acquiring directly or indirectly all or substantially all of the stock, business or assets of the Company, whether by merger, consolidation, division, sale or otherwise (and such successor shall thereafter be deemed the “Company” for purposes of this Agreement). The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if such succession had not taken place. Failure of the Company to obtain such assumption and agreement prior to or concurrent with the effectiveness of any such succession shall be a breach of this Agreement entitling Employee to the benefits hereunder, as though Employee was subject to Involuntary Termination. This Agreement shall be binding and inure to the benefit of Employee, and to the extent that amounts are owed Employee at the time of his death, Employee’s successors, assigns, executors, administrators or beneficiaries. The duties and covenants of Employee under this Agreement, being personal, may not be delegated or assigned.

21. Entire Agreement; Amendments. This Agreement, the Inducement Stock Option Agreement, and the Proprietary Information and Non-Competition Agreement contain the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement, the Inducement Stock Option Agreement, and the Proprietary Information and Non-Competition Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

22. Arbitration. Except for injunctive relief pursued pursuant to Section 17, any controversy which may arise between Employee and the Company with respect to the construction, interpretation or application of any of the terms, provisions, covenants or conditions of this Agreement or any claim arising from or relating to this Agreement will be submitted to final and binding arbitration in Reston, Virginia or in any other mutually acceptable location in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. Notwithstanding the foregoing, any controversy which may arise between the Employee and the Company with respect to the construction, interpretation or application of any of the terms, provisions, covenants or conditions of the Proprietary Information and Non-Competition Agreement or the Inducement Stock Option Agreement shall be subject to the terms for dispute resolution provided in such agreement.

Employee and the Company understand and agree that the Company shall bear the Arbitrator’s fee and any other type of expense or cost that Employee would not be required to bear if he were free to bring the dispute or claim in court as well as any other expense or cost that is unique to arbitration. Employee and the Company shall each pay their own attorneys’ fees incurred in connection with the arbitration, and the Arbitrator will not have authority to award attorneys’ fees unless a statute or contract at issue in the dispute authorizes the award of attorneys’ fees to the prevailing party, in which case the Arbitrator shall have the authority to make an award of attorneys’ fees as required or permitted by applicable law. If there is a dispute as to whether the Company or Employee is the prevailing party in the arbitration, the Arbitrator will decide this issue.

23. Severability. If any court of competent jurisdiction holds any provision of this Agreement or all or any portion of the Proprietary Information and Non-Competition Agreement or Inducement Stock Agreement invalid or unenforceable, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement, the Inducement Stock Option Agreement, or the Proprietary Information and Non-Competition Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

24. Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. To the maximum extent permitted by applicable law, this Agreement may be executed via facsimile.

25. Notices. Any notice required to be given under this Agreement shall be deemed sufficient, if in writing, and sent by certified mail, return receipt requested, via overnight courier, or hand delivered to the Company at Office of the Assistant General Counsel, 12110 Sunset Hills Road, Suite 600, Reston, Virginia 20190 and to Employee at the most recent address reflected in the Company’s permanent records.

26. Legal Costs. Except as provided in Section 22 above, if any legal action or other proceeding is brought by either party for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys fees and other costs incurred in that action or proceeding. Notwithstanding anything herein above to the contrary, as between Employee and the Company, the Company shall bear all legal costs and expenses of defending the validity of this Agreement against any third party. The Company shall bear all legal costs and expenses incurred in the event the Company should contest or dispute the characterization of any amounts paid pursuant to this Agreement as being nondeductible under Section 280G of the Code or subject to imposition of an excise tax under Section 4999 of the Code.

27. Limitation on Payments. In the event that the Employee receives any payments or distributions, whether payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, that constitute “parachute payments” within the meaning of Section 280G of the Code, and, but for this Section 27, would be subject to the excise tax imposed by Section 4999 of the Code, the Company shall reduce the aggregate amount of such payments and distributions such that the present value thereof (as determined under the Code and the applicable regulations) is equal to 2.99 times the Employee’s “base amount” as defined in Section 280G(b)(3) of the Code, The determinations to be made with respect to this Section 27 shall be made by a certified public accounting firm designated by the Company.

[Signatures follow.]

IN WITNESS WHEREOF, the Company and Employee have executed this Agreement as a sealed instrument as of the Effective Date.

QUADRAMED CORPORATION

By:	/s/ Duncan W. James	/s/ Thomas J. Dunn
	Duncan W. James	Thomas J. Dunn
Chief Executive Officer

Signature page to Dunn Employment Agreement